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                             NOTE PURCHASE AGREEMENT

                                 BY AND BETWEEN

                             HAWAIIAN HOLDINGS, INC.

                                       AND

                                RC AVIATION, LLC

                               DATED JUNE 1, 2005


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                                        TABLE OF CONTENTS

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ARTICLE I.     DEFINITIONS.................................................................................2

         Section 1.01.   Definitions.......................................................................2

         Section 1.02.   Rules of Construction.............................................................6

ARTICLE II.    ISSUANCE, SALE AND PURCHASE OF THE NOTES....................................................6

         Section 2.01.   Sale and Purchase of the Notes....................................................6

         Section 2.02.   Closing...........................................................................6

ARTICLE III.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............................................7

         Section 3.01.   Organization and Good Standing....................................................7

         Section 3.02.   Authority; Binding Effect.........................................................7

         Section 3.03.   Capitalization....................................................................7

         Section 3.04.   No Violations; Consents...........................................................8

         Section 3.05.   Financial Statements..............................................................8

         Section 3.06.   Commission Filings................................................................9

         Section 3.07.   Private Placement.................................................................9

         Section 3.08.   Financial Advisors................................................................9

         Section 3.09.   No General Solicitation...........................................................9

ARTICLE IV.    REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.............................................10

         Section 4.01.   Authorization....................................................................10

         Section 4.02.   Investment Representations.......................................................10

         Section 4.03.   Investor Acknowledgments.........................................................10

         Section 4.04.   Financial Advisors...............................................................11

         Section 4.05.   Legend...........................................................................11

         Section 4.06.   No other Representations or Warranties...........................................11

         Section 4.07.   No Action Taken to Invalidate Private Placement..................................12

ARTICLE V.     COVENANTS OF THE COMPANY...................................................................12

         Section 5.01.   Shareholder Approvals............................................................12

         Section 5.02.   Secure Listing...................................................................12

         Section 5.03.   Refinancing......................................................................13

ARTICLE VI.    [RESERVED].................................................................................13

ARTICLE VII.   CONDITIONS TO CLOSING......................................................................13

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         Section 7.01.   Conditions to Obligations of the Investor........................................13

         Section 7.02.   Conditions to Obligations of the Company.........................................14

ARTICLE VIII.  CONVERSION.................................................................................16

         Section 8.01.   Right to Convert.................................................................16

         Section 8.02.   Conversion of the Notes..........................................................16

         Section 8.03.   Conversion Price.................................................................17

         Section 8.04.   Adjustment for Stock Splits and Combinations.....................................17

         Section 8.05.   Reorganizations, Mergers, Consolidations or Reclassifications....................18

         Section 8.06.   Sale of Additional Shares........................................................18

         Section 8.07.   Additional Shares of Common Stock................................................20

         Section 8.08.   Certificate of Adjustment........................................................20

         Section 8.09.   Reservation of Stock Issuable Upon Conversion....................................20

         Section 8.10.   No Impairment....................................................................21

         Section 8.11.   Minimum Adjustment...............................................................21

         Section 8.12.   Certain Adjustments..............................................................21

ARTICLE IX.    REDEMPTION.................................................................................21

         Section 9.01.   Mandatory Redemption.............................................................21

         Section 9.02.   Provisional Redemption at the Option of the Company..............................21

         Section 9.03.   Optional Redemption..............................................................21

         Section 9.04.   Provisional Redemption of Series B Notes at the Option of the Holders............22

         Section 9.05.   Redemption at the Option of the Holders Upon a Change of Control.................22

         Section 9.06.   Redemption Procedure.............................................................23

ARTICLE X.     EVENT OF DEFAULT...........................................................................24

         Section 10.01.  Event of Default.................................................................24

ARTICLE XI.    FEES, Expenses and costs...................................................................24

         Section 11.01.  Expenses.........................................................................24

ARTICLE XII.   SUBORDINATION..............................................................................25

         Section 12.01.  Subordination....................................................................25

ARTICLE XIII.  MISCELLANEOUS..............................................................................25
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         Section 13.01.  Note Register....................................................................25

         Section 13.02.  DTC; CUSIP.......................................................................26

         Section 13.03.  Notices and Addresses............................................................26

         Section 13.04.  No Survival......................................................................27

         Section 13.05.  Captions.........................................................................27

         Section 13.06.  No Waiver........................................................................27

         Section 13.07.  Severability.....................................................................27

         Section 13.08.  Exclusive Agreement..............................................................27

         Section 13.09.  Amendment........................................................................27

         Section 13.10.  Limitation on Assignment; Parties in Interest....................................28

         Section 13.11.  Governing Law....................................................................28

         Section 13.12.  Jurisdiction.....................................................................28

         Section 13.13.  No Third Party Beneficiary.......................................................28

         Section 13.14.  Injunctive Relief................................................................28

         Section 13.15.  Counterparts.....................................................................28

         Section 13.16.  Actions Simultaneous.............................................................28

         Section 13.17.  Acknowledgement by the Company, the Investor and HHIC............................29
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

                             NOTE PURCHASE AGREEMENT

     THIS NOTE PURCHASE AGREEMENT, dated June 1, 2005 (this "Agreement"), is by and between Hawaiian Holdings, Inc., a Delaware corporation (the "Company"), and RC Aviation, LLC, a Delaware limited liability company (the "Investor"). HHIC, Inc., a Delaware corporation ("HHIC"), does hereby join in this Agreement solely for the purpose described in Section 13.17. Unless otherwise provided, capitalized terms used herein are defined in Article I below.

                                    RECITALS:
                                    ---------

     A. The Investor, on behalf the members of the Investor set forth on Schedule A attached hereto (the "Purchasers"), desires to purchase from the Company, and the Company desires to sell to the Investor, upon the terms and subject to the conditions of this Agreement, Series A Subordinated Convertible Notes Due June 1, 2010 (the "Series A Notes") and Series B Subordinated Convertible Notes Due June 1, 2010 (the "Series B Notes" and, together with the Series A Notes, the "Notes"), each in the principal amounts set forth on Schedule A. The Series A Notes will be issued in the form attached hereto as Exhibit A, and the Series B Notes will be issued in the form attached hereto as Exhibit B.

     B. Subject to the terms contained herein, the Series A Notes shall be convertible into shares of Common Stock from and after the first anniversary of the Closing Date, in accordance with the terms hereof.

     C. Subject to the terms contained herein, the Series B Notes shall be convertible into shares of Common Stock upon the latest to occur of (i) the effectiveness of an amendment to the Company's Certificate of Incorporation to be filed with the Secretary of State of the State of Delaware to increase the aggregate number of authorized shares of Common Stock to an amount that would allow for the full conversion of the Series B Notes and the full exercise of the Common Stock Warrants (as defined herein), (ii) the receipt of shareholder approval authorizing the issuance of Common Stock upon conversion of the Series B Notes as required by Section 713 of the AMEX Company Guide, and (iii) the first anniversary of the Closing Date, each case in accordance with the terms hereof.

     D. The Company and the Investor, on behalf of itself and the Purchasers, desire to set forth certain agreements herein.

                                   AGREEMENT:
                                   ----------

     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and undertakings hereunder and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the parties hereto do hereby agree as follows:

                                    ARTICLE I

                                   Definitions

     Section 1.01. Definitions. As used in this Agreement, the following terms have the meanings set forth below.

     "Accredited Investor" shall mean any Person that is an "accredited investor" within the definition contained in Rule 501(a) under the Securities Act.

     "Affiliate" shall mean with respect to a Person, any Person which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person or entity.

     "Agreement" shall have the meaning set forth in the preamble.

     "Amendment" shall mean an amendment to the Certificate of Incorporation to be filed with the Secretary of State of the State of Delaware, subject to the receipt of the shareholder approval required by Section 5.1(i), to increase the aggregate number of authorized shares of Common Stock to an amount that would allow for the full conversion of the Series B Notes and the full exercise of the Common Stock Warrants.

     "AMEX Company Guide" shall mean the American Stock Exchange Company Guide.

     "Bankruptcy Proceeding" shall mean the case (Case No. 03-00827) filed by Hawaiian Airlines, Inc. in the United States Bankruptcy Court for the District of Hawaii under Chapter 11 of the United States Bankruptcy Code, as amended.

     "Board of Directors" shall mean the Board of Directors of the Company.

     "Business Day" shall mean any day other than (i) a Saturday, (ii) a Sunday or (iii) any other day on which banks in the City of New York are authorized or required to close.

     "By-Laws" shall mean, when used with respect to a specified Person, the by-laws of a Person, as the same may be amended from time to time.

     "Capital Stock" shall mean, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated and whether voting or non-voting) of such Person's capital stock or any form of membership, ownership or participation interests, as applicable, including partnership interests, whether now outstanding or hereafter issued and any and all securities, debt instruments, rights, warrants or options exercisable or exchangeable for or convertible into such capital stock.

     "Certificate of Incorporation" shall mean, when used with respect to a specified Person, the Articles or Certificate of Incorporation or other applicable organizational document of such Person, as currently in effect.

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     "Closing" shall have the meaning set forth in Section 2.02(a).

     "Closing Date" shall have the meaning set forth in Section 2.02(a).

     "Commission Filings" shall have the meaning set forth in Section 3.06.

     "Common Stock" shall mean the common stock, $0.01 par value per share, of the Company.

     "Common Stock Warrants" shall mean warrants (to be issued to the Investor in exchange for the Series E Warrant upon the effectiveness of the Amendment) to purchase up to ten percent (10%) of the fully-diluted shares of Common Stock, of which warrants half had been previously earned by the Investor for its funding commitment with respect to the joint plan of reorganization proposed by the Company and the Investor in connection with the Bankruptcy Proceeding and the other half of which shall be earned by the Investor in connection with its purchase of the Notes hereunder.

     "Company" shall have the meaning set forth in the preamble.

     "Consents" shall mean all governmental and third party consents, approvals, authorizations, qualifications and waivers necessary to be received by a Person for the consummation of the transactions contemplated hereby.

     "Contract" shall mean any legally binding contract, agreement, mortgage, deed of trust, bond, loan, indenture, lease, license, note, option, warrant, right, instrument, commitment or other similar document, arrangement or agreement, whether written or oral.

     "Employee" shall mean any current, former or retired officers, directors, consultants, employees, independent contractors, agents and other Persons who render or have rendered services to the Company.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

     "GAAP" shall mean generally accepted accounting principles applied on a consistent basis as used in the United States of America.

     "Governmental Body" shall mean any government or governmental or quasi-governmental authority including, without limitation, any federal, state, territorial, county, municipal or other governmental or quasi-governmental agency, board, branch, bureau, commission, court, arbitral body (public or private), department or other instrumentality or political unit or subdivision, whether located in the United States or abroad, the National Association of Securities Dealers, Inc., the New York Stock Exchange, the Nasdaq National Market, the Nasdaq SmallCap Market, the American Stock Exchange or the Pacific Exchange.

     "Hawaiian" shall mean Hawaiian Airlines, Inc.

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     "Indebtedness" means (a) all obligations for borrowed money (including all obligation owing under the Wells Fargo Credit Facility and the Second-Lien Facility), (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations as a lessee under capital leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (f) trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices, (g) all obligations owing under hedge agreements, and (h) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (h) above.

     "Investor" shall have the meaning set forth in the preamble.

     "Law" shall mean any treaty, statute, ordinance, code, rule, regulation, Order or other legal requirement enacted, adopted, promulgated, applied or followed by any Governmental Body.

     "Legend" shall mean the Legend set forth in Section 4.05.

     "Lien" shall mean any mortgage, pledge, lien (statutory or otherwise), security interest, hypothecation, conditional sale agreement, encumbrance or similar restriction or agreement.

     "Market Price" shall have the meaning set forth in Section 8.02(c).

     "Material Adverse Effect" shall mean any event, condition or contingency that has had, or is reasonably likely to have, a material adverse effect on the business, assets, liabilities (including contingent liabilities), results of operations, financial condition or prospects of the Company, taken as a whole. For the purposes of this Agreement, a Material Adverse Effect shall not be deemed to arise by reason of (i) the transactions contemplated hereby, (ii) events of war impacting the economy in general, and (iii) changes in general economic conditions or in the airline industry, in general.

     "Optional Redemption Price" shall have the meaning set forth in Section
9.03.

     "Order" shall mean any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

     "Participant Register" shall have the meaning set forth in Section
13.01(c).

     "Permits" shall mean any approvals, authorizations, licenses, permits or certificates by or of any Governmental Body.

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     "Person" shall mean any individual, corporation, partnership, firm, limited liability company, joint venture, trust, association, unincorporated organization, group, joint-stock company, Governmental Body or other entity.

     "Purchase Price" shall mean claims in the Bankruptcy Proceeding of Hawaiian with a value equivalency in such proceeding of $60,000,000 in the aggregate, payable as set forth in Section 2.02.

     "Purchaser" shall have the meaning set forth in the recitals.

     "Put Redemption Price" shall have the meaning set forth in Section 9.04.

     "Register" shall have the meaning set forth in Section 13.01(b).

     "Registrar" shall have the meaning set forth in Section 13.01(a).

     "Registration Rights Agreement" shall have the meaning set forth in Section 7.01(i).

     "Requisite Stockholder Approval" shall mean approval of the Company's stockholders of the issuance of Common Stock upon conversion of the Series B Notes pursuant to Section 713 of the American Stock Exchange Company Guide.

     "SEC" shall mean the U.S. Securities and Exchange Commission. ---

     "Second-Lien Facility" shall mean that certain secured subordinated term loan facility available to Hawaiian, pursuant to a Credit Agreement, by and among Hawaiian, as borrower, the Company, as guarantor, the lenders named therein, and Canyon Capital Advisors, LLC, as agent for the lenders.

     "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

     "Series E Certificate of Designations" shall mean the Certificate of the Designations, Powers, Preferences and Rights of Series E Preferred Stock of Hawaiian Holdings, Inc., to be filed with the Secretary of State of the State of Delaware on or prior to the Closing Date.

     "Series E Preferred Stock" shall mean the Company's Series E Preferred Stock, governed by the Series E Certificate of Designations.

     "Series E Warrants" shall mean those warrants to be granted at Closing to the Investor to purchase shares of the Series E Preferred Stock, such warrants to be automatically exchanged, upon the effectiveness of the Amendment, for the Common Stock Warrants.

     "Trading Day" shall mean a trading day on the American Stock Exchange.

                                       5
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     "Transaction Documents" shall mean this Agreement, the schedules and exhibits hereto, the Series A Notes, the Series B Notes, the Series E Warrants, the Common Stock Warrants (from and after the issuance of such Common Stock Warrants), the Registration Rights Agreement and any certificate or other document delivered by or on behalf of the Company or the Investor pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

     "Wells Fargo Credit Facility" shall mean that certain credit facility available to Hawaiian, consisting of a revolving line of credit and a term loan, pursuant to a Credit Agreement (the "Wells Fargo Credit Agreement"), by and among Wells Fargo Foothill, Inc., as arranger and agent, Hawaiian, as borrower, the Company, as guarantor, and the lenders named therein.

     Section 1.02. Rules of Construction. Unless the context otherwise requires:

         (a) an accounting term defined by GAAP that is not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

         (b) "or" is not exclusive;

         (c) words in the singular include the plural, and words in the plural include the singular;

         (d) the words "include" and "including" shall be deemed to mean "include, without limitation," and "including, without limitation";

         (e) "herein," "hereof," "hereto," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular article, section, paragraph or clause where such terms may appear; and

         (f) references to sections mean references to such section in this Agreement, unless stated otherwise.

                                   ARTICLE II

                    ISSUANCE, SALE AND PURCHASE OF THE NOTES

     Section 2.01. Sale and Purchase of the Notes. Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as defined below), the Company will sell to the Purchasers, and the Purchasers will purchase from the Company, the Series A Notes and the Series B Notes in the principal amounts set forth on Schedule A, for an aggregate purchase price of $60,000,000 (the "Purchase Price").

     Section 2.02. Closing.

         (a) Subject to the satisfaction or waiver of the conditions set forth in this Agreement, the closing of the transactions contemplated by Section 2.01 (the "Closing") shall

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take place on the date after the date hereof (the "Closing Date"); provided, that, if the purchase and sale of the Notes hereunder is not consummated within one week after the date hereof, this Agreement shall be terminated and of no further force or effect. The Closing shall occur at such place as is mutually agreeable by the parties hereto.

         (b) At the Closing: (i) the Company will deliver to the Investor (x) the Notes to be sold in accordance with the provisions of Section 2.01 payable to the Purchasers and (y) the Series E Warrants; (ii) the Investor shall satisfy payment of the Purchase Price, in full payment for the Notes, through the release and surrender to the Company by the Purchasers of an undivided interest in bankruptcy claims from the Bankruptcy Proceeding held by each of them in an aggregate amount equal to the Purchase Price; and (iii) each party shall take or cause to happen such other actions, and shall execute and deliver such other instruments or documents, as shall be required under Article VII.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to the Investor as follows:

     Section 3.01. Organization and Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, has full corporate power and authority to own, lease and operate its properties, and carry on its business as presently conducted. The Company is duly qualified, registered or licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the ownership or leasing of its properties or the character of its present operations makes such qualification, registration or licensing necessary, except where the failure to so qualify or be in good standing would not reasonably be expected to have a Material Adverse Effect. The Company has heretofore delivered or made available to the Investor complete and correct copies of the Certificate of Incorporation and By-Laws of the Company, as in effect as of the date of this Agreement.

     Section 3.02. Authority; Binding Effect. The Company has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents, and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly approved by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms. The other Transaction Documents, when executed and delivered by the Company, will be duly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms.

     Section 3.03. Capitalization.

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         (a) As of May 31, 2005, the authorized Capital Stock of the Company consisted of 60,000,000 shares of Common Stock, and 2,000,000 shares of Preferred Stock.

         (b) As of May 31, 2005, there were (i) 30,751,227 shares of Common Stock issued and outstanding, (ii) three (3) shares of Preferred Stock issued and outstanding, (iii) 1,514,000 shares of Common Stock reserved for issuance upon exercise of outstanding options issued by the Company to Employees, and
(iv) 8,933,000 shares of Common Stock reserved for issuance upon conversion of the Series A Notes. Except as set forth in clauses (i), (ii), (iii) and (iv) above, there are no shares of Common Stock reserved for the issuance upon the exercise, conversion or exchange of any securities of the Company. All of the issued and outstanding shares of the Company's Capital Stock have been duly and validly authorized and issued and are fully paid and non-assessable and are not subject to any preemptive rights. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Capital Stock.

         (c) The shares of Common Stock issuable to the Investor upon conversion of the Series A Notes, when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and non-assessable and free and clear of any Liens. The shares of Common Stock issuable to the Investor upon conversion of the Series B Notes, when issued in accordance with the terms hereof and subsequent to the effectiveness of the Amendment and the receipt of the Requisite Stockholder Approval, will be duly authorized, validly issued, fully paid and non-assessable and free and clear of any Liens.

     Section 3.04. No Violations; Consents. Except as set forth on Schedule 3.04, neither the execution, delivery or performance by the Company of this Agreement or the other Transaction Documents nor the consummation of the transactions contemplated hereby or thereby, will (a) conflict with, or result in the breach of, any provision of the Certificate of Incorporation or By-Laws of the Company, (b) conflict with, violate, result in the breach or termination of, or constitute a default or give rise to any right of termination or acceleration or right to increase the obligations or otherwise modify the terms thereof under any Contract, Permit or Order to which the Company is a party or by which the Company or any of the properties or assets of the Company is bound,
(c) constitute a violation of any Law applicable to the Company or (d) result in the creation of any Lien upon the properties or assets of the Company, other than with respect to the foregoing clauses (b), (c) and (d), such requirements, conflicts, violations, breaches or rights which would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.04, other than those which have been obtained or made or which would not reasonably be expected to have a Material Adverse Effect, no Consent is required on the part of the Company in connection with the execution and delivery of this Agreement or the Transaction Documents, or the compliance by the Company with any of the provisions hereof or thereof.

     Section 3.05. Financial Statements. The consolidated balance sheet of the Company as of December 31, 2004 and 2003 and the related consolidated income statements, changes in stockholders' equity and cash flows for the fiscal years ended December 31, 2004, 2003 and 2002, as reported in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed by the Company with the SEC under the Exchange Act, and accompanied by the audit report of Ernst & Young LLP, independent public accountants, accurately reflect the books and records of the Company and present fairly, in all material respects, the consolidated financial position of the Company and the consolidated results of its operations and its cash flows for the periods and dates covered thereby, in conformity with GAAP. The unaudited consolidated balance sheet of the Company as of March 31, 2005 and 2004 and the related unaudited consolidated income statements and cash flows for the three months ended March 31, 2005 and 2004, as reported in the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, filed with the SEC under the Exchange Act, accurately reflect the books and records of the Company and present fairly, in all material respects, the consolidated financial position of the Company and the consolidated results of its operations and its cash flows for the periods and dates covered thereby, in conformity with GAAP, except for changes resulting from year-end adjustments (none of which will be material in amount) and the absence of footnote disclosures thereto.

     Section 3.06. Commission Filings. The Company has filed all reports, proxy statements and other materials, together with any amendments required to be made with respect thereto, that were required to be filed with the SEC under the Exchange Act from and after June 30, 2003 (all such reports and statements are collectively referred to herein as the "Commission Filings").

     Section 3.07. Private Placement.

         (a) Assuming the representations and warranties of the Investor contained in Article IV are true, the offer and sale of the Notes (and the issuance of the Common Stock to the Investor upon the conversion of such Notes) are exempt from the registration requirements of the Securities Act. The Company has not taken and will not take any actions which would cause the offers and sales contemplated hereunder to become ineligible for exemption under the Securities Act.

         (b) Neither the Company nor any Person acting on its behalf has offered the Notes to any Person by means of general or public solicitation or general or public advertising, such as by newspaper or magazine advertisements, by broadcast media, or at any seminar or meeting whose attendees were solicited by such means.

     Section 3.08. Financial Advisors. Except as set forth on Schedule 3.08, no agent, broker, investment banker, finder, financial advisor or other Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee from the Company, directly or indirectly, in connection with the transactions contemplated hereby.

     Section 3.09. No General Solicitation. None of the Company or any of its "affiliates" (as defined in Rule 501(b) of Regulation D under the Securities Act ("Regulation D")), has, directly or through an agent, engaged in any form of general solicitation or general advertising in connection with the offering of the Notes (as those terms are used in Regulation D) under the Securities Act or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act; and the Company has not entered into any contractual arrangement with respect to the distribution of the Notes except for this Agreement and the Registration Rights Agreement, and the Company will not enter into any such arrangement.

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                                  THE INVESTOR

     The Investor, on behalf of itself and the Purchasers, represents and warrants to the Company as follows:

     Section 4.01. Authorization. Each of the Investor and each Purchaser is duly organized and validly existing under the Laws of the state of its organization. The Investor and each Purchaser has the full power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents and the consummation by the Investor and each Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Investor and each Purchaser. This Agreement and the other Transaction Documents have been and will be, as the case may be, duly executed and delivered by the Investor and each Purchaser that is a party thereto and constitute legal, valid and binding obligations of the Investor and each Purchaser that is a party thereto, enforceable in accordance with their respective terms.

     Section 4.02. Investment Representations. Each of the Investor and each Purchaser is an Accredited Investor and is acquiring the Notes for its own account, for investment, and not with a current view to, or for sale in connection with, the distribution thereof or of any interest therein, except as such distribution may be permissible under applicable Law. Each of the Investor and each Purchaser has adequate net worth and means of providing for its current needs and contingencies and is able to sustain a complete loss of the investment in such Notes, and has no need for liquidity in such investment. Each of the Investor and each Purchaser, itself or through its officers, employees or agents, has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment such as an investment in the Notes, and each of the Investor and each Purchaser, either alone or through its officers, employees or agents, has evaluated the merits and risks of the investment in such Notes. Each of the Investor and each Purchaser understand that the Notes have not been registered under the Securities Act by reason of its issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to the exemption provided in Section 4(2) thereof, and that the Notes may not be sold or otherwise disposed of unless such transaction is registered under the Securities Act or exempted from such registration.

     Section 4.03. Investor Acknowledgments.

         (a) Each of the Investor and each Purchaser has had the opportunity, directly or through its representatives, to ask questions of and receive answers from Persons acting on behalf of the Company concerning the transactions contemplated by this Agreement.

         (b) Each of the Investor and each Purchaser acknowledges that the Series A Notes may not be converted into shares of Common Stock until the first anniversary of the Closing Date, in accordance with the terms hereof.

         (c) Each of the Investor and each Purchaser acknowledges that the Series B Notes may not be converted into shares of Common Stock until the latest to occur of (i) the effectiveness of the Amendment, (ii) the receipt of the Requisite Stockholder Approval, and (iii) the first anniversary of the Closing Date, each case in accordance with the terms hereof.

     Section 4.04. Financial Advisors. Except as set forth on Schedule 4.04, no agent, broker, investment banker, finder, financial advisor or other Person engaged by the Investor is or will be entitled to any broker's or finder's fee or any other commission or similar fee from the Company, directly or indirectly, in connection with any of the transactions contemplated by this Agreement or any of the Transaction Documents.

     Section 4.05. Legend.

         (a) The Notes and the Common Stock issuable upon conversion of the Notes will bear a legend (the "Legend") substantially similar to the following:

               "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO INTEREST IN THESE SECURITIES MAY BE PLEDGED, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT."

         (b) The legend endorsed on the certificates pursuant to Section 4.05 hereof shall be removed and the Company shall issue a certificate without such legend to the holder thereof at such time as the securities evidenced thereby cease to be restricted securities upon the earliest to occur of (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) the securities shall have been sold to the public pursuant to Rule 144 (or any successor provision) under the Securities Act, and (iii) such securities may be sold by the holder without restriction or registration under Rule 144(k) under the Securities Act (or any successor provision).

     Section 4.06. No other Representations or Warranties. No representations or warranties have been made to the Investor or any Purchaser by the Company or any director, officer, employee, agent or Affiliate of the Company other than the limited representations of the Company set forth herein and each of the Investor and each Purchaser understands, acknowledges and agrees that the Company makes no other representations and warranties of any kind or nature, expressed or implied, all of which are specifically disclaimed by the Company. The decision of each of the Investor and each Purchaser to purchase the securities being acquired by it pursuant hereto is based on the information contained in this Agreement and its own independent investigation of the Company. Each of the Investor and each Purchaser acknowledges that it has had an opportunity to ask questions of the executive officers of the Company and has received sufficient information to evaluate its investment in the Company. Each of the Investor and each Purchaser has been, and will continue to be, solely responsible for making its own independent appraisal of an investigation into, and in connection with this Agreement and the transactions contemplated hereby it has made such an independent appraisal of an investigation into, the financial condition, creditworthiness, affairs, status and nature of the Company and it has not relied, and will not hereafter rely, on the Company or any Affiliate or representative of the Company with respect to such matters or to update the Investor with respect to such matters.

     Section 4.07. No Action Taken to Invalidate Private Placement. Neither the Investor nor any Purchaser has taken any action that would result in the offering of the Notes pursuant to this Agreement being treated as a public offering rather than a valid private offering under applicable securities law.

                                   ARTICLE V.

                            COVENANTS OF THE COMPANY

     The Company covenants and agrees that:

     Section 5.01. Shareholder Approvals. The Company shall use its best efforts to, within ninety (90) days after the Closing Date, (i) obtain the stockholder approval necessary for the Amendment and to file the Amendment with the Secretary of State of the State of Delaware, and (ii) obtain the Requisite Stockholder Approval. In the event that the Amendment and the Requisite Stockholder Approval are not obtained prior to the first anniversary of the Closing Date, the Company may at its option, (x) immediately increase the interest rate set forth in the Series B Notes to ten percent (10%) per annum, such interest rate to remain in effect so long as the Series B Notes remains outstanding, or (y) pay to the holder or holders of the Series B Notes, within thirty (30) days of the first anniversary of the Closing Date, a penalty in cash in an amount equal to three percent (3%) of the aggregate outstanding principal amount of the Series B Notes.

     Section 5.02. Secure Listing. The Company shall use its best efforts to ensure that: (i) the shares of Common Stock issuable upon conversion of the Series A Notes shall have been duly listed, pending notice of issuance, on AMEX and PCX, and (ii) subsequent to the effectiveness of the Amendment and the receipt of the Requisite Stockholder Approval, the shares of Common Stock issuable upon conversion of the Series B Notes will be duly listed, pending notice of issuance, on AMEX and PCX, and (iii) subsequent to the effectiveness of the Amendment, the shares of Common Stock issuable upon exercise of the Common Stock Warrants shall have been duly listed, pending notice of issuance, on AMEX and PCX.

     Section 5.03. Refinancing. The Company shall use its best efforts, prior to the first anniversary of the Closing Date, to effect a rights offering of shares of Common Stock or seek alternative financing in order to redeem in Notes in accordance with Section 9.03 hereof.

                                   ARTICLE VI

                                   [RESERVED]

                                  ARTICLE VII

                              CONDITIONS TO CLOSING

     Section 7.01. Conditions to Obligations of the Investor. The obligation of the Investor to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions, any or all of which may be waived by the Investor, in whole or in part, to the extent permitted by applicable Law:

         (a) Representations and Warranties. The representations and warranties of the Company contained herein shall be true in all material respects (except for representations and warranties that contain qualifications as to materiality, which shall be true and correct in all respects) at and as of the date hereof and on and as of the Closing Date with the same effect as though made on and as of the Closing Date.

         (b) Consents. The Company shall have obtained the consents set forth in
Schedule 3.04, if any.

         (c) No Governmental Order or Other Proceeding or Litigation. No Order of any Governmental Body shall be in effect that restrains or prohibits the transactions contemplated hereby.

         (d) Wells Fargo Credit Facility. The Wells Fargo Credit Facility shall have been entered into by the parties thereto and the closing of the loan transaction contemplated therein shall occur prior to or substantially simultaneously with the Closing hereunder.

         (e) Second-Lien Facility. The Second-Lien Facility shall have been entered into by the parties thereto and the closing of the loan transaction contemplated therein shall occur prior to or substantially simultaneously with the Closing hereunder.

         (f) Series E Certificate of Designations. The Series E Certificate of Designations shall have been filed with the Secretary of State of the State of Delaware substantially simultaneously with the Closing hereunder.

         (g) Issuance of Warrants. The Company shall have delivered to the Investor the Series E Warrants substantially simultaneously with the Closing hereunder.

         (h) Bankruptcy Proceeding. A confirmation order relating to Hawaiian's emergence from bankruptcy shall have been entered in the United States Bankruptcy Court for the District of Hawaii.

         (i) Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered by the parties thereto and shall be in full force and effect, in substantially the form attached hereto as Exhibit C (the "Registration Rights Agreement").

         (j) Notes. The Company shall have delivered to the Investor the Notes payable to the Purchasers.

         (k) Good Standing; Company Certificates. The Company shall have delivered to the Investor:

               (i) a certificate issued by the appropriate Governmental Body evidencing, as of a recent date, the good standing of the Company in its jurisdiction of incorporation;

               (ii) a certificate, dated the Closing Date, executed by the Secretary of the Company which certifies that (A) attached to such certificate is a complete and correct copy of the Certificate of Incorporation of the Company certified by the Secretary of State of the State of Delaware, and that there has been no amendment to the Certificate of Incorporation of the Company since that the date of such certification, (B) attached to such certificate is a complete and correct copy of the By-Laws of the Company, as in full force and effect at the Closing Date, and (C) attached to such certificate is complete and correct resolutions of the Board of Directors authorizing the execution, delivery and performance of this Agreement and each of the other Transaction Documents, including the issuance and sale of the Notes and, subject to the effectiveness of the Amendment and the receipt of the Requisite Stockholder Approval, the issuance of the shares of Common Stock issuable upon conversion of the Notes and the reservation of such shares of Common Stock.

     Section 7.02. Conditions to Obligations of the Company. The obligation of the Company to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions, any or all of which may be waived by the Company:

         (a) Representations and Warranties. The representations and warranties of the Investor contained herein shall be true in all material respects (except for representations and warranties that contain qualifications as to materiality, which shall be true and correct in all respects) at and as of the date hereof and on and as of the Closing Date with the same effect as though made on and as of the Closing Date.

         (b) No Governmental Order or Other Proceeding or Litigation. No Order of any Governmental Body shall be in effect that restrains or prohibits the transactions contemplated hereby.

         (c) Wells Fargo Credit Facility. The Wells Fargo Credit Facility shall have been entered into by the parties thereto and the closing of the loan transaction contemplated therein shall occur prior to or substantially simultaneously with the Closing hereunder.

         (d) Second Lien Loan. The Second-Lien Facility shall have been entered into by the parties thereto and the closing of the loan transaction contemplated therein shall occur prior to or substantially simultaneously with the Closing hereunder.

         (e) Bankruptcy Proceeding. A confirmation order relating to Hawaiian's emergence from bankruptcy shall have been entered in the United States Bankruptcy Court for the District of Hawaii.

         (f) Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered by the parties thereto and shall be in full force and effect.

         (g) Purchase Price. The Purchasers, in full payment for the Notes, shall have delivered to the Company the Purchase Price as set forth in Section 2.02(b)(ii).

         (h) Good Standing; Investor Certificates. The Investor shall have delivered to the Company:

               (i) a certificate issued by the appropriate Governmental Body evidencing, as of a recent date, the good standing of the Investor in its jurisdiction of organization;

               (ii) a certificate, dated the Closing Date, executed by the Managing Member of the Investor which certifies that (A) attached to such certificate is a complete and correct copy of the Certificate of Formation of the Investor certified by the Secretary of State of the State of Delaware, and that there has been no amendment to the Certificate of Formation of the Investor since that the date of such certification; (B) attached to such certificate is a complete and correct copy of the limited liability company operating agreement of the Investor, as in full force and effect at the Closing Date, and any and all amendments or restatements thereof; and (C) attached to such certificate is complete and correct resolutions of the Managing Member of the Investor authorizing the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which the Investor is a party.

                                  ARTICLE VIII

                                   CONVERSION

     The rights of the holders of the Notes to convert such Notes into shares of Common Stock of the Company (the "Conversion Rights"), and the terms and conditions of such conversion, shall be as follows:

     Section 8.01. Right to Convert.

         (a) The Series A Notes shall be convertible, in whole or in part, at the option of the holder thereof, at any time after the first anniversary of the Closing Date, at the office of the Company or its transfer agent, into that number of the fully paid and nonassessable shares of Common Stock determined in accordance with the provisions of Section 8.02 below. The Series B Notes shall be convertible, in whole or in part, at the option of the holder thereof, at any time after the latest to occur of (i) the date that the Amendment becomes effective, (ii) the date that the Requisite Stockholder Approval is obtained and
(iii) the first anniversary of the Closing Date, at the office of the Company or its transfer agent, into that number of the fully paid and nonassessable shares of Common Stock determined in accordance with the provisions of Section 8.02 below. In order to convert the Notes into shares of Common Stock, the holder thereof shall surrender such Notes, duly endorsed, at the office of the Company or its transfer agent, together with written notice to the Company stating that it elects to convert the same and setting forth the name or names it wishes the certificate or certificates for Common Stock to be issued.

         (b) The Company shall, as soon as practicable after the surrender of Notes for conversion at the office of the Company or its transfer agent, issue to each holder of such Notes, or its nominee or nominees, a certificate or certificates evidencing the number of shares of Common Stock to which it shall be entitled and, in the event that only a portion of the Notes are to be converted, a new Note in the remaining principal amount. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Notes to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at such date and shall, with respect to such shares, have only those rights of a holder of Common Stock of the Company.

     Section 8.02. Conversion of the Notes.

         (a) The Series A Notes shall be convertible, in whole or in part, at any time after the first anniversary of Closing Date, at the option of the holder of record thereof, into the number of fully paid and nonassessable shares of Common Stock equal to (x) the outstanding principal amount of such Series A Notes being converted divided by (y) the Conversion Price (as defined below). The Series B Notes shall be convertible, in whole or in part, at any time after the latest to occur of (i) the date that the Amendment becomes effective, (ii) the date that the Requisite Stockholder Approval is obtained and (iii) the first anniversary of the Closing Date, at the option of the holder of record thereof, into the number of fully paid and nonassessable shares of Common Stock equal to (x) the outstanding principal amount of such Series B Notes being converted divided by (y) the Conversion Price (as defined below).

         (b) Upon conversion of a Note, or any portion thereof, the holder of such Note shall receive a payment in cash equal to the accrued and unpaid interest on the Note or the portion so converted as of the date of conversion. No fractional shares of Common Stock shall be issued upon conversion of the Notes. All shares of Common Stock (including fractions thereof) issuable upon conversion of Notes by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Market Price on the date of conversion.

         (c) As used herein, "Market Price" for any day means, with respect to the shares of Common Stock, the volume weighted average price as reported by Bloomberg (or if such information is not available from Bloomberg, from another nationally recognized independent pricing source) over the ten (10) Trading Days immediately prior to the date of calculation; provided, that, for the purposes of Section 9.04, "Market Price" shall mean the volume weighted average price over the five (5) Trading Days prior to the date of calculation and the five (5) Trading Days from and after the date of calculation. If there is no publicly traded market for the shares of Common Stock, pricing information will be obtained directly from broker/dealers and active market makers such as banks and securities firms. In instances where there is no readily available pricing information, the Board shall determine in good faith the fair value of the Common Stock, which determination shall be set forth in a certificate by the Secretary of the Company.

     Section 8.03. Conversion Price. The conversion price for the Notes shall initially be $4.35 and shall be subject to adjustment from time to time as provided herein (the "Conversion Price").

     Section 8.04. Adjustment for Stock Splits and Combinations. If outstanding shares of the Common Stock of the Company shall be subdivided into a greater number of shares, or a dividend in Common Stock or other securities of the Company convertible into or exchangeable for Common Stock (in which latter event the number of shares of Common Stock issuable upon the conversion or exchange of such securities shall be deemed to have been distributed) shall be paid in respect to the Common Stock of the Company, the Conversion Price in effect immediately prior to such subdivision or at the record date of such dividend shall, simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend, be proportionately reduced, and conversely, if outstanding shares of the Common Stock of the Company shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall simultaneously with the effectiveness of such combination, be proportionately increased. Any adjustment to the Conversion Price under this Section 8.04 shall become effective at the close of business on the date the subdivision or combination referred to herein becomes effective.

     Section 8.05. Reorganizations, Mergers, Consolidations or Reclassifications. In the event of any capital reorganization, any reclassification of the Common Stock (other than a change in par value), or the consolidation or merger of the Company with or into another Person (collectively referred to hereinafter as "Reorganizations"), the holders of the Notes shall thereafter be entitled to receive, and provision shall be made therefor in any agreement relating to a Reorganization, upon conversion of the Notes (or deemed conversion of the Notes in the event that the Reorganization is consummated at such time as the Notes are not otherwise convertible under the terms hereof), the kind and number of shares of Common Stock or other securities or property (including cash) of the Company, or other corporation resulting from such consolidation or surviving such merger, to which a holder of the number of shares of the Common Stock of the Company which the Notes entitled the holder thereof to convert to immediately prior to such Reorganization would have been entitled to receive with respect to such Reorganization; and in any such case appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Notes, to the end that the provisions set forth herein (including the specified changes and other adjustments to the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares, other securities or property thereafter receivable upon conversion of the Notes. In the event of a Reorganization for which the acquiror's shares of common stock are securities registered under Sections 12 or 15(d) of the Securities Exchange Act of 1934, as amended, any agreement relating to such Reorganization shall provide for the assumption of such Notes by the acquirer, to the extent not previously converted or redeemed, which Notes shall thereafter be convertible into the shares of common stock of the acquiror so registered on the basis set forth in this Section 8.05. The provisions of this Section 8.05 shall similarly apply to successive Reorganizations.

     Section 8.06. Sale of Additional Shares.

         (a) If at any time or from time to time the Company shall issue or sell Additional Shares of Common Stock (as hereinafter defined), or is deemed by the express provisions of this subsection to issue or sell Additional Shares of Common Stock, other than as a subdivision or combination of shares of Common Stock as provided in Section 8.04 above, for a consideration per share less than the then existing Conversion Price, then the existing Conversion Price shall be reduced, as of the opening of business on the date of such issuance or sale, to a price determined by dividing (A) an amount equal to the sum of (1) the applicable Conversion Price immediately prior to such issuance or sale multiplied by the number of shares of Common Stock deemed outstanding at the close of business on the day before the date of such issuance or sale, plus (2) the aggregate consideration, if any, received or to be received by the Company upon such issuance or sale, by (B) an amount equal to the sum of (1) the number of shares of Common Stock deemed outstanding immediately prior to such issuance or sale, plus (2) the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (i) the number of shares of Common Stock actually outstanding, and (ii) the number of shares of Common Stock into which the then outstanding Notes could be converted if fully converted on the day immediately preceding the given date.

         (b) For the purpose of making any adjustment in the Conversion Price or number of shares of Common Stock issuable upon conversion of the Notes, as provided above, the following provisions shall be applicable:

               (i) In case of the issuance of Common Stock for consideration in whole or in part for cash, the consideration shall be deemed to be the amount of cash paid therefor, plus the value of any property other than cash received by the Company as determined in accordance with clause (ii) below.

               (ii) In case of the issuance of Common Stock for consideration in whole or in part in property or consideration other than cash, the value of such property or consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board.

               (iii) In case of the issuance of (x) options, warrants, or other rights to acquire or to purchase or to subscribe for Common Stock (whether or not at the time exercisable), (y) securities convertible into or exchangeable for Common Stock or (z) options to purchase or rights to subscribe for such convertible or exchangeable securities (whether or not at the time so convertible or exchangeable): (1) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options, warrants, or other rights to acquire or to purchase, or to subscribe for Common Stock (whether or not at the time exercisable) shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in clauses (i) and (ii) above), if any, received by the Company upon the issuance of such options, warrants or rights plus the purchase price provided in such options, warrants or rights for the shares of Common Stock covered thereby; (2) the aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange for, any such convertible or exchangeable securities or upon the exercise of options to purchase, or to subscribe for, such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration received by the Company for any such securities and related options or rights, plus the additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options, warrants or rights (determined in the manner provided in clauses (i) and (ii) above); and (3) on the expiration of any warrant, right or option or on the termination of any right to convert or exchange any convertible or exchangeable securities, (whether or not at the time so convertible or exchangeable): the Conversion Price then in effect shall thereupon be readjusted to the Conversion Price as would have been in effect had the adjustment made upon the granting or issuance of such warrants, rights or options or convertible or exchangeable securities (whether or not at the time so convertible or exchangeable): been made upon the basis of the issuance or sale of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights or upon the conversion or exchange of such convertible or exchangeable securities. No readjustment pursuant to clause (3) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (x) the Conversion Price on the original adjustment date or (y) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

     Section 8.07. Additional Shares of Common Stock. "Additional Shares of Common Stock" shall mean all shares of Common Stock issued or deemed to be issued or issuable by the Company, whether or not subsequently reacquired or retired by the Company, other than (i) shares of Common Stock issued upon the conversion of the Notes, (ii) shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization of the Company, (iii) shares of Common Stock issuable upon exercise of the Common Stock Warrants, (iv) shares of Common Stock issuable upon the exercise of stock options or other awards made or denominated in shares of Common Stock under the Company's 2005 Stock Incentive Plan or any of the Company's other stock plans including any stock option, stock purchase, restricted stock or similar plan hereafter adopted by the Board and, if required by applicable Law or stock exchange requirement, approved by the stockholders of the Company, (v) up to 1,500,000 shares of Common Stock issuable to unions and employees of Hawaiian, in transactions approved by the Board, and (vi) up to 1,514,000 shares of Common Stock issuable upon the exercise of stock options or other awards previously granted to members of management of the Company and/or Hawaiian, in transactions approved by the Board.

     Section 8.08. Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of the Notes, the Company, at its expense, shall cause the Chief Financial Officer of the Company to compute such adjustment or readjustment in accordance with this Certificate of Incorporation and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first-class mail, postage prepaid, to each registered holder of the Notes at the holder's address as shown on the Company's stock transfer books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Conversion Price at the time in effect for the Notes, and (iii) the number of Additional Shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon conversion of the Notes.

     Section 8.09. Reservation of Stock Issuable Upon Conversion. The Company shall at all times (solely with respect to the Series B Notes, from and after the effectiveness of the Amendment and the receipt of the Requisite Stockholder Approval), reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Notes, such number of its shares of Common Stock as shall from time to time be sufficient to effect a conversion of all outstanding Notes, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Notes, the Company shall promptly seek such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     Section 8.10. No Impairment. The Company shall not participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith use its best efforts, and assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Notes against dilution or other impairment.

     Section 8.11. Minimum Adjustment. No adjustment of the Conversion Price shall be made if the amount of any such adjustment would be an amount less than one percent (1%) of the Conversion Price then in effect, but any such amount shall be carried forward and an adjustment in respect thereof shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate an increase or decrease of one percent (1%) or more.

     Section 8.12. Certain Adjustments. The Conversion Price shall not be adjusted upward except in the event of a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock or in the event of a readjustment of the Conversion Price pursuant to Section 8.06(b)(iii).

                                   ARTICLE IX

                                   REDEMPTION

     Section 9.01. Mandatory Redemption. On June 1, 2010 (the "Mandatory Redemption Date" and together with any date of redemption pursuant to Sections 9.02, 9.03, 9.04 and 9.05 hereof, a "Redemption Date"), the Company shall redeem, in full and in cash, all of the outstanding Notes, in accordance with the procedures set forth in Section 9.06, at an aggregate price equal to the aggregate principal amount plus an aggregate amount equal to all accrued and unpaid interest on all outstanding Notes to be so redeemed on the applicable Redemption Date (the "Redemption Price").

     Section 9.02. Provisional Redemption at the Option of the Company. At any time after the first anniversary of the Closing Date (and in the case of the Series B Notes, after such time as the Series B Notes have become convertible into Common Stock under the terms hereof) and prior to the Mandatory Redemption Date, if the Market Price of the Common Stock has exceeded 150% of the Conversion Price for at least 20 out of 30 consecutive Trading Days (all of such Trading Days to have occurred after the first anniversary of the Closing Date) prior to date that the Company delivers the Redemption Notice (as defined in Section 9.06), the Company, at its option, may redeem (within sixty (60) days after such triggering event) all or any portion of the Notes at the Redemption Price, in accordance with the procedures set forth in Section 9.06.

     Section 9.03. Optional Redemption. At any time prior to the first anniversary of the Closing Date, the Company, at its option, may redeem all or any portion of the Notes at an aggregate price equal to, on the Redemption Date,
(x) 105% of the aggregate principal amount of all outstanding Notes to be so redeemed plus (y) all accrued and unpaid interest on all outstanding Notes to be so redeemed (the "Optional Redemption Price"), in accordance with the procedures set forth in Section 9.06.

     Section 9.04. Provisional Redemption of Series B Notes at the Option of the Holders. Solely with respect to the Series B Notes, at any time from and after the third anniversary of the Closing Date and prior to the Mandatory Redemption Date, if (1) the Amendment has not become effective, (2) the Requisite Stockholder Approval has not been obtained, and (3) the closing price of the Common Stock as reported by Bloomberg (or if such information is not available from Bloomberg, from another nationally recognized independent pricing source) (the "Closing Price") has exceeded the Conversion Price for at least 20 out of 30 consecutive Trading Days after the first anniversary of the Closing Date (subject to the circumstances described in the immediately succeeding sentence if such triggering event occurs on or after the first anniversary of the Closing Date and prior to the third anniversary of the Closing Date), then each holder of Series B Notes shall have the right, within 10 Trading Days of such price exceeding the Conversion Price on the twentieth such day, by written notice delivered to the Company (the "Holders' Provisional Redemption Demand Notice"), to require the Company to redeem, no later than ninety (90) days after the Company's receipt of the Holders' Provisional Redemption Demand Notice, all or any portion of the Series B Notes owned by such holder at a price equal to the Put Redemption Price (as defined below), in accordance with the procedures set forth in Section 9.06. If the Closing Price has exceeded the Conversion Price for at least 20 out of 30 consecutive Trading Days from and after the first anniversary of the Closing Date and prior to the third anniversary of the Closing Date, then each holder of Series B Notes, to the extent it desires to have all or any portion of the Series B Notes redeemed in accordance with this
Section 9.04, must deliver the Holders' Provisional Redemption Demand Notice within 10 Trading Days after such twentieth day, and the Company shall redeem the Series B Notes, or the portion thereof specified in the Holders' Provisional Redemption Demand Notice, within thirty (30) days after the third anniversary of the Closing Date. To the extent the Holder has not given notice within such 10 Trading Day period, the right to give the Holders' Provisional Redemption Demand Notice shall terminate until such time as the price has again exceeded the Conversion Price for at least 20 out of 30 consecutive Trading Days. As used herein, "Put Redemption Price" shall mean the greater of (1) the Redemption Price and (2) an aggregate amount equal to the product of: (x) the number of shares of Common Stock into which the Series B Notes subject to redemption would have been convertible into as of the date of the Holders' Provisional Redemption Demand Notice had the Amendment become effective and the Requisite Stockholder Approval been obtained, and (y) the Market Price of the Common Stock as of the date of the Holders' Provisional Redemption Demand Notice. The provisional redemption right pursuant to this Section 9.04 shall automatically expire on the later to occur of (a) such date, if any, that the Amendment becomes effective, and (b) such date, if any, that the Requisite Stockholder Approval is obtained.

     Section 9.05. Redemption at the Option of the Holders Upon a Change of Control. In the event of a Change of Control (as defined below), each holder of Notes shall have the right, by written notice delivered to the Company (the "Holders' Change of Control Redemption Demand Notice"), to require the Company to redeem, no later than thirty (30) days after the Company's receipt of the Holders' Change of Control Redemption Demand Notice, all or any portion of the

Notes owned by such holder at a price equal to the Redemption Price, in accordance with the procedures set forth in Section 9.06. For the purposes of this Section 7, "Change of Control" means the occurrence of any of the following: (a) at any time, RC Aviation Management, LLC ceases to have appointed at least 2, or at least 15%, whichever is greater, of the individuals who compose the Board, (b) the Company fails to own and control, directly or indirectly, 100% of the capital stock of Hawaiian Airlines, or (c) any "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than RC Aviation Management, LLC, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 25%, or more, of the capital stock of Company having the right to vote for the election of members of the Board.

     Section 9.06. Redemption Procedure.

         (a) At least 10 days (or such shorter period as any holder of Notes may accept) and not more than 60 days prior to any intended Redemption Date, written notice (the "Redemption Notice") shall be given by facsimile or first class mail, postage prepaid, to each holder of record on the record date fixed for such redemption of Notes at such holder's facsimile number or address as it appears on the stock books of the Company; provided, that, no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any Notes to be redeemed except as to the holder or holders to whom the Company has failed to give said notice or to whom such notice was defective.

         (b) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price (which amount, for the purposes of this Section 9.06, shall refer to the Optional Redemption Price in the event of a redemption pursuant to Section 9.03 hereof or the Put Redemption Price in the event of a redemption pursuant to Section 9.04 hereof), all rights of the holders of Notes (except the right to receive the Redemption Price upon surrender of their Notes) shall cease as to those Notes redeemed, and such Notes shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever. If on the Redemption Date the funds of the Company legally available for redemption of Notes are insufficient to redeem the total number of Notes to be redeemed on such date, then the Company will use those funds which are legally available therefor to redeem the maximum possible principal amount of Notes ratably among the holders of such Notes to be redeemed based upon their holdings of Notes. Payments shall first be applied against accrued and unpaid interest and thereafter against the remainder of the Redemption Price. The Notes not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Company are legally available for the redemption of Notes such funds will immediately be used to redeem the balance of the Notes to be redeemed. No dividends or other distributions shall be declared or paid on, nor shall the Company redeem, purchase or acquire any shares of, the Common Stock or any other class or series of stock of the Company unless the Redemption Price per for all Notes elected to be redeemed shall have been paid in full. Until the Redemption Price for each Note elected to be redeemed shall have been paid in full, such Note shall remain outstanding for all purposes and entitle the holder thereof to all the rights and privileges provided herein, including, without limitation, that interest thereon shall continue to accrue and, if unpaid prior to the date such

Notes are redeemed, shall be included as part of the Redemption Price as provided in this Section 9.06.

                                    ARTICLE X

                                EVENT OF DEFAULT

     Section 10.01. Event of Default. An "Event of Default" shall exist if any of the following conditions or events shall occur and be continuing:

         (a) the Company fails to pay the Redemption Price on the Mandatory Redemption Date pursuant to Section 9.01;

         (b) the Company defaults in the payment of any interest on the Notes for more than five (5) days after the same becomes due and payable; or

         (c) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its subsidiaries, or any such petition shall be filed against the Company or any of its subsidiaries and such petition shall not be dismissed within 60 days.

                                   ARTICLE XI

                            FEES, EXPENSES AND COSTS

     Section 11.01. Expenses. Except as otherwise expressly provided herein, the Company shall pay all expenses (including without limitation reasonable attorneys', consultants' and accountants' fees and expenses) incurred by itself and the Investor in connection with this Agreement, whether or not the transactions contemplated by this Agreement are consummated.

                                  ARTICLE XII

                                  SUBORDINATION

     Section 12.01. Subordination. Notwithstanding anything in this Agreement or the Notes to the contrary, the Company, for itself and its successors, and the Investor, for itself and its successors and assigns, by its acceptance of the Notes, agrees that, to the extent and in the manner provided in Section 7 of the Notes, (i) the payment of the principal of, and interest on, the Notes and (ii) any payment on account of the acquisition or redemption of the Notes by the Company is subordinated, to the prior payment in full in cash of all the Indebtedness of the Company.

                                  ARTICLE XIII

                                  MISCELLANEOUS

     Section 13.01. Note Register.

         (a) The Company hereby acknowledges and makes the Notes registered obligations for United States withholding tax purposes. The Company shall be the registrar for the Notes (the "Registrar") with full power of substitution. In the event the Company becomes unable or unwilling to act as registrar under this Agreement, the Company shall reasonably designate a successor Registrar. Notwithstanding any contrary provision contained in this Agreement or any of the other Transaction Documents, neither the Notes nor any interests therein may be sold, transferred, hypothecated, participated or assigned to any Person except upon satisfaction of the conditions specified in this Section 13.01. Each holder, by its acceptance of its interest in the Notes, agrees to be bound by the provisions of this Section 13.01 .

         (b) The Registrar shall keep at its principal executive office (or an office or agency designated by it by notice to the last Registrar) a ledger, in which, subject to such reasonable regulations as it may prescribe, but at its expense (except as specified below), it shall provide for the registration and transfer of the Notes or interests therein (the "Register"). No sale, transfer, hypothecation, participation or assignment of any interest in the Notes shall be effective for any purpose until it shall be entered on the Register. Prior to the registration of assignment or sale of any interest in the Notes, the Registrar shall treat the Person in whose name such Note is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the event of a sale, transfer, hypothecation, participation or assignment of the Notes or any interest therein, the holder prior to such sale, transfer, hypothecation, participation or assignment of such interest therein shall provide the Registrar with notice of such transaction at the time of such transaction. The Registrar shall record the transfer of the Notes on the Register maintained for this purpose upon receipt by the Registrar at the office or agency designated by the Registrar of (i) a written assignment of the Notes being assigned (or the applicable interest therein), (ii) funds sufficient to pay any transfer taxes payable upon the making of such transfer as well as the cost of reviewing the documents presented to the Registrar, and (iii) such evidence of due execution as the

Registrar shall reasonably require. The Registrar shall record the transfer of the Notes on the books maintained for such purpose at the cost and expense of the assignee.

         (c) In the event that any holder sells participations in the Notes, such holder shall maintain a register on which it enters the names of all participants in the Notes held by it (the "Participant Register"). A Note may be participated in whole or in party only by registration of such participation on the Participant Register, and any participation of such Note or transfer of such participation may be effected only by the registration of such participation on the Participant Register

     Section 13.02. DTC; CUSIP. In the event that the Notes remain outstanding after the first anniversary of the Closing Date, the Company shall use its best efforts to (a) take all actions necessary or appropriate to cause the Notes to be eligible for deposit with The Depository Trust Company, and (b) take all actions necessary or appropriate to obtain CUSIP numbers for the Notes.

     Section 13.03. Notices and Addresses. Any notice, demand, request, waiver, or other communication under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if personally served or sent by facsimile; on the Business Day after notice is delivered to a courier or mailed by express mail, if sent by courier delivery service or express mail for next day delivery; and on the third day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid and addressed as follows:

     If to the Company:

          Hawaiian Holdings, Inc.
          12730 High Bluff Drive, Suite 180
          San Diego, CA 92130-2075

          Attention:  Randall L. Jenson, Chief Financial Officer
          Facsimile: (858) 523-1899
          Telephone:  (858) 523-0832

     with a copy to:

          Dechert LLP
          30 Rockefeller Plaza
          New York, New York  10112

          Attention:  Charles I. Weissman, Esq.
          Facsimile:   (212) 698-3847
          Telephone:  (212) 698-3599

     If to the Investor:

          RC Aviation, LLC
          12730 High Bluff Drive, Suite 180
          San Diego, CA 92130
          Attention:  Lawrence Hershfield
          Facsimile: (858) 523-1899
          Telephone:  (858) 523-0171

     With a copy to:

          Foley & Lardner LLP
          402 West Broadway, Suite 2300
          San Diego, CA 92101
          Attention: Kenneth D. Polin, Esq.
          Facsimile: (619) 234-3510
          Telephone: (619) 685-4615

     Section 13.04. No Survival. The representations and warranties in this Agreement shall not survive the execution and delivery of this Agreement

     Section 13.05. Captions. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this Agreement.

     Section 13.06. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing. Any of the covenants or agreements contained in this Agreement may be waived only by the written consent of the Investor.

     Section 13.07. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party.

     Section 13.08. Exclusive Agreement. This Agreement and the other Transaction Documents supersede all prior agreements among the parties with respect to its subject matter, is intended (with the documents referred to herein) as a complete and exclusive statement of the terms of the agreement among the parties with respect thereto.

     Section 13.09. Amendment. This Agreement cannot be amended except by a written instrument executed by the Company and the holder or holders of at least fifty (50%) of the aggregate outstanding principal amount under the Notes; provided, that the consent of each holder of Notes shall be required in connection with any amendment of the interest rate set forth in the Notes or the provisions contained in Articles VIII or IX hereof or the termination of this

Agreement; provided, further, that this Agreement cannot be amended without the consent of a holder of Notes to the extent such holder would be adversely affected by such amendment.

     Section 13.10. Limitation on Assignment; Parties in Interest.

         (a) This Agreement shall be binding upon, and shall inure to the benefit of, and be enforceable by, the parties and their respective successors, transferees and assigns.

     Section 13.11. Governing Law. This Agreement and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by the internal Laws of the State of Delaware, without regard to the conflicts of Law principles thereof which would specify the application of the Law of another jurisdiction.

     Section 13.12. Jurisdiction. The Investor and the Company (i) hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or the subject matter hereof brought by the Company, or any Investor, and (ii) hereby waives and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

     Section 13.13. No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

     Section 13.14. Injunctive Relief. In the event that any party threatens to take any action prohibited by this Agreement, the parties agree that there may not be an adequate remedy at law. Accordingly, in such an event, a party may seek and obtain preliminary and permanent injunctive relief (without the necessity of posting any bond or undertaking). Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

     Section 13.15. Counterparts. This Agreement may be executed via facsimile and in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute one and the same instrument.

     Section 13.16. Actions Simultaneous. All actions to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed and delivered simultaneously and no actions shall be deemed to have been taken nor shall any documents be deemed to have been executed and delivered until all actions have been taken and all documents have been executed and delivered.

     Section 13.17. Acknowledgement by the Company, the Investor and HHIC. Each of the Company, the Investor and HHIC acknowledge that the purchase of Notes pursuant hereto in exchange for an interest in the claims in the Bankruptcy Proceeding of Hawaiian is intended to be part of the reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, involving the merger of Hawaiian Airlines, Inc., a Hawaii corporation, with and into HHIC and to which the Company, HHIC and Hawaiian Airlines, Inc., a Hawaii corporation, are parties within the meaning of Section 368(b), and that the claims received in consideration of the issuance of the Notes will be deemed satisfied upon the exchange.

                            [SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                         HAWAIIAN HOLDINGS, INC.

                                         By: /s/ Randall L. Jenson
                                             -----------------------------------
                                             Name: Randall L. Jenson
                                             Title: Chief Financial Officer,
                                                    Treasurer & Secretary

                                         HHIC, INC.

                                         By: /s/ Randall L. Jenson
                                             -----------------------------------
                                               Name:  Randall L. Jenson
                                               Title: Vice President

                                         INVESTOR:

                                         RC AVIATION, LLC

                                         By: /s/ Randall L. Jenson
                                             -----------------------------------
                                               Name: Randall L. Jenson
                                               Title: Manager & Vice President

                                  SCHEDULE 3.04
                                  -------------

                             NO VIOLATIONS; CONSENTS
                             -----------------------



None

                                  SCHEDULE 3.08
                                  -------------

                               FINANCIAL ADVISORS
                               ------------------

     The Company has agreed to pay Imperial Capital, LLC placement fees in connection with the issuance of the Notes and as well as the placement of $75 million of senior secured debt financing, and success fees in connection with Hawaiian Airlines, Inc.'s emergence from bankruptcy. Imperial Capital will also receive a non-contingent fee in connection with rendering a fairness opinion with respect to certain of these and other related transactions.

                                  SCHEDULE 4.04
                                  -------------

                               FINANCIAL ADVISORS
                               ------------------


None










                                       3